EXHIBIT 99.1


      The Great Atlantic & Pacific Tea Company, Inc. Announces Appointment of Mark Kramer as Senior Vice President, Operations


MONTVALE, N.J. - April 20, 2010 - Today, The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced that Mark Kramer will assume the role of Senior Vice President, Operations after Paul Wiseman left the Company.

Mr. Kramer brings a significant amount of experience in grocery retail operations including achieving roles of increasing responsibility in Pathmark before its sale to A&P. Prior to taking this position, he was the Regional Vice President, Operations for Rite Aid Corporation. Mr. Kramer has extensive experience in operations where he has spent more than 20 years in various management positions. He holds a B.A. from Seton Hall University as well as certification from the Cornell Executive Development Program.



"Mark's comprehensive background and strategic skill set will undoubtedly put our Operations team on the path forward to our successful turn around," stated Ron Marshall, President & CEO, The Great Atlantic & Pacific Tea Co.

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About A&P
Founded in 1859, A&P is one of the nation's first supermarket chains. The Company operates 433 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum's, Pathmark, Best Cellars, The Food Emporium, Super Foodmart, SuperFresh and Food Basics. For more information, please visit http://www.aptea.com.


A&P Press Contact:
Lauren La Bruno
Senior Director, Public Relations
(201) 571-4495